ARMADA OIL, INC.

COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Armada Oil, Inc. (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1.	Purpose

The purpose of the Committee is to: (i) assist the Board in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s executive officers, (ii) provide overall guidance with respect to the establishment, maintenance, and administration of the Company’s compensation programs, including stock and benefit plans, and (iii) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs.

2.	Committee Members

The Committee shall consist of two or more members of the Board. Members and the Chairman of the Committee (the “Chairman”), if any, shall be appointed by the Board and may be removed by the Board in its discretion. Each member shall meet the criteria for independence in accordance with the NYSE Amex LLC Company Guide and any other required applicable laws, rules and regulations regarding independence as they are in effect from time to time, including the relevant requirements established pursuant to regulations under Section 16(b) of the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986.

3.	Subcommittees

The Committee shall have the authority to delegate authority and responsibilities to subcommittees, so long as the subcommittee consists of at least two members, is comprised entirely of independent directors.

4.	Advisors

The Committee shall have the authority to (i) retain (and terminate), at the Company’s expense, an independent compensation consultant and other expert advisors (“Advisors”) as it deems necessary to fulfill its responsibilities and (ii) determine, on behalf of the Company, the compensation of such Advisors. The Committee shall review and approve any additional services to be provided by an independent compensation consultant, if such consultant plays a role in determining or recommending the amount or form of executive or director compensation.

5.	Authority and Responsibilities of the Committee

5.1	Compensation Philosophy and Strategy

The Committee shall review the compensation philosophy and strategy of the Company and its subsidiaries and consult with the chief executive officer (“CEO”), as needed, regarding the role of the Company’s compensation strategy in achieving the Company’s objectives and performance goals and the long-term interests of the Company’s shareholders.

5.2	Comparison Analysis

The Committee shall periodically review market and industry data to assess the Company’s competitive position with respect to the individual elements of total executive compensation to ensure the attraction, retention, and appropriate reward of the Company’s CEO. The Committee shall periodically review with the CEO the market and industry data to assess the Company’s competitive position with respect to the individual elements of total executive compensation to ensure the attraction, retention, and appropriate reward of the Company’s other executive officers.

5.3	Executive Compensation

The Committee shall review and approve on an annual basis the corporate goals and objectives with respect to compensation for the CEO. The Committee shall evaluate at least once a year the CEO’s performance in light of these established goals and objectives and based upon these evaluations shall set the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. The CEO may not be present during voting or deliberations with respect to his or her compensation.

The Committee shall review and approve on an annual basis the evaluation process and compensation structure for the Company’s executive officers. The Committee shall evaluate the performance of the Company’s executive officers and shall approve the annual compensation, including salary, bonus and equity and non-equity incentive compensation, for the executive officers, after considering the evaluation and recommendations from the CEO. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.

5.4	Administration of Plans

The Committee shall administer the Company’s incentive compensation and stock option and other equity and non-equity based plans (including specific provisions thereof) in which the CEO, other executive officers, employees or directors may be participants, including reviewing and adopting proposals for the adoption, amendment, modification, or termination of such plans.

In connection with administering such plans, the Committee shall also have the authority to: (i) approve option guidelines and the size of overall grants, (ii) make option grants and other equity and non-equity related awards, whether or not awarded under any plan, (iii) interpret the plans, (iv) determine the rules and regulations relating to the plans, (v) modify or cancel existing grants and substitute new grants (with the consent of grantees), and (vi) impose limitations, restrictions and conditions upon any award as the Committee deems appropriate and as permitted under the applicable plan.

5.5	Risk Assessment

The Committee shall review compensation policies to confirm that the compensation policies and practices do not encourage unnecessary risk taking and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

5.6	Director Compensation

The Committee shall periodically review and approve or make recommendations to the Board as to the form and amount of compensation for the Company’s directors, except as limited by applicable law. Director compensation should provide reasonable compensation for directors commensurate with their duties and responsibilities as directors, and provide a sufficient level of compensation necessary to attract and retain the highest quality individuals.

5.7	Compensation Discussion and Analysis

The Committee shall review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”), recommend to the Board that the CD&A be included in the Company’s annual report and proxy statement and produce an annual Compensation Committee Report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission and relevant listing authority.

5.8	Other Duties and Responsibilities

The Committee shall perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

6.	Other Approvals

The Committee shall review and approve: (i) any employment agreement, severance agreement, change in control agreement or provision, or separation agreement, or any amendment to the same, that is proposed to be entered into with the CEO; (ii) any deferred compensation arrangement or retirement plan or benefits that are proposed to be entered into with the CEO; and (iii) the benefits and perquisites offered to the CEO. After considering the recommendations of the CEO, the Committee shall review and approve: (i) any employment agreement, severance agreement, change in control agreement or provision, or separation agreement, or any amendment to the same, that is proposed to be entered into with executive officers other than the CEO, (ii) any deferred compensation arrangement or retirement plan or benefits that are proposed to be entered into with executive officers generally other than the CEO and (iii) the benefits and perquisites offered to executive officers generally other than the CEO.

7.	Meetings

7.1	Frequency of Meetings

The Committee shall meet at least two times per fiscal year. A schedule for regular meetings of the Committee may be established by the Committee. The members or the Chairman of the Committee, if any, may call a special meeting at any time as he or she deems advisable, or action may be taken by unanimous written consent when deemed necessary or desirable by the Committee or its Chairman, if any.

7.2	Minutes

Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

7.3	Presiding Officer

The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

7.4	Attendance

The Committee may invite members of management or Advisors to attend meetings and provide pertinent information; provided that the Committee shall meet periodically in executive session without Company management present.

7.5	Quorum

A majority of Committee members shall constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee.

8.	Reports and Assessments

8.1	Board Reports

The members or the Chairman of the Committee, if any, shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter.

8.2	Performance Evaluation

The Committee shall conduct an evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes and effectiveness. As part of this evaluation, the Committee shall also review the Charter. The Committee shall, as appropriate, make recommendations to management, the Nominating and Corporate Governance Committee, or the full Board as a result of its performance evaluation and review of the Charter.